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                     [Citadel Engineering Ltd Letterhead]




Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.
U.S.A.  20549

Gentlemen

Subject:  Letter of Consent re:  MSR Exploration Ltd.
          Prospectus

---------------------------------

Whereas Citadel Engineering Ltd. has prepared an appraisal report encompassing petroleum and natural gas reserves, dated March 5, 1998 (effective January 1, 1998) for MSR Exploration Ltd., Citadel hereby:

     (A) Consents to being named as an expert in a Prospectus issued by MSR Exploration Ltd.

     (B) Consents to the use of its appraisal report, or excerpts therefrom, dated March 5, 1998 (effective January 1, 1998) in a Prospectus issued by MSR Exploration Ltd.

     (C) States that we have read the Prospectus issued by MSR Exploration Ltd. and has no reason to believe there are any misrepresentations in the information that is derived from the appraisal report March 5, 1998 (effective January 1, 1998) or that is within the knowledge of Citadel as a result of its employment.


Yours very truly,

CITADEL ENGINEERING LTD.


/S/ E.P. Webb
Per:   E.P. Webb, P. Eng.
       President